As filed with the Securities and Exchange Commission on August ___, 2015      Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________________

KONA GRILL, INC.

(Exact name of registrant as specified in its charter)

Delaware	7150 East Camelback Road, Suite 333 Scottsdale, Arizona 85251	20-0216690
(State or other jurisdiction of Incorporation or organization)	Telephone: (480) 922-8100	(I.R.S. Employer Identification No.)

(Address of principal executive offices)

_______________________________

AMENDED AND RESTATED 2012 STOCK AWARD PLAN

(Full title of the Plan)

_______________________________

Christi Hing Chief Financial Officer Kona Grill, Inc. 7150 East Camelback Road, Suite 333 Scottsdale, Arizona 85251 (Name and address of agent for service)	Copy to: Martin R. Rosenbaum, Esq. Maslon LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 672-8397

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerate filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☑
Non- Accelerated Filer ☐	Smaller reporting company ☐

____________________________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock, $.01 par value per share	1,500,000	$19.005	$28,507,500	$3,312.57

(1)

Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of recapitalization, stock splits, stock dividends or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sale prices of the registrant’s common stock on July 31, 2015 as reported on the Nasdaq Stock Market.

EXPLANATORY NOTE

Registration of Additional Securities

This registration statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement on Form S-8 relating to an employee benefit plan is effective. This registration statement is being filed to register an additional 1,500,000 shares of the registrant’s common stock, par value $.01 per share (the “Common Stock”), for issuance under the Kona Grill, Inc. 2012 Stock Award Plan, as amended (the “Plan”). The increase in the number of shares authorized for issuance under the Plan was approved by the registrant’s Board of Directors on February 5, 2015 and subsequently approved by the registrant’s shareholders at the 2015 Annual Meeting of Shareholders held on April 30, 2015 (the “2015 Share Increase”). On March 15, 2013, the registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 (Reg. No. 333-187314) registering 750,000 shares of Common Stock issuable pursuant to the Plan (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by reference. Any items in the Prior Registration Statement not expressly changed hereby shall be as set forth in the Prior Registration Statements. This Registration Statement is being filed solely to register the additional 1,500,000 shares from the 2015 Share Increase, which increases the total number of shares authorized for issuance under the Plan to 2,250,000 shares.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by this reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b) Quarterly Reports on Form 10-Q for quarters ended March 31, 2015 and June 30, 2015;

(c) Current Reports on Form 8-K dated February 11, 2015 and May 4, 2015;

(d) The Definitive Proxy Statement dated March 13, 2015 for the Annual Meeting of Stockholders held on April 30, 2015;

(e) Description of the registrant’s Common Stock, $.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-51491) filed with the Commission on August 11, 2005; and

(f) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred. We have also entered into indemnification agreements with each of our directors and executive officers.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that we will indemnify and advance expenses, to the fullest extent permitted by the DGCL, to each person who is or was a director or officer of our company, or who serves or served any other enterprise or organization at the request of our company (an “Indemnitee”).

Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of our company, or serves or served any other enterprise or organization at the request of our company, we shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorney’s fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of our company, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to our company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by our company in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by our company. We may also advance expenses incurred by other employees and agents of our company upon such terms and conditions, if any, that our Board of Directors of the registrant deems appropriate.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Amended and Restated 2012 Stock Award Plan (incorporated herein by reference to Exhibit 4.1 to Form 10-Q filed on August 4, 2015)

5.1	Opinion of Maslon LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Maslon LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona, on this 4th day of August, 2015.

KONA GRILL, INC.

By:	/s/ Berke Bakay
Berke Bakay, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints Berke Bakay and Christi Hing, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

 The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ Berke Bakay	President, Chief Executive Officer and Director	August 4, 2015
Berke Bakay	(Principal Executive Officer)

/s/ Christi Hing	Chief Financial Officer	August 4, 2015
Christi Hing	(Principal Financial and Accounting Officer)

/s/ Richard J. Hauser	Director	August 4, 2015
Richard J. Hauser

/s/ James R. Jundt	Director (Chairman of the Board)	August 4, 2015
James R. Jundt

/s/ Marcus E. Jundt	Director	August 4, 2015
Marcus E. Jundt

/s/ Leonard M. Newman	Director	August 4, 2015
Leonard M. Newman

/s/ Steven W. Schussler	Director	August 4, 2015
Steven W. Schussler

/s/ Anthony L. Winczewski	Director	August 4, 2015
Anthony L. Winczewski

EXHIBIT INDEX
Exhibit	Description

5.1	Opinion of Maslon LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Maslon LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).